EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT
                              --------------------


           EMPLOYMENT AGREEMENT (this "Agreement") by and between Trump Entertainment Resorts, Inc. ("TER") and Trump Entertainment Resorts Holdings, L.P. ("LP") (collectively, the "Company"), and James B. Perry, an individual (the "Executive") dated as of the 6th day of July, 2005.

           WHEREAS, the Board of Directors of TER (the "Board") acting on its own behalf and as the General Partner of the LP have determined that it is in the best interests of the Company and shareholders to employ the Executive as the Company's Chief Executive Officer and to take all actions necessary to employ and appoint Executive; and

           WHEREAS, the Company desires to employ the Executive and to enter into an employment agreement embodying the terms of such employment; and

           WHEREAS, the Executive desires to enter into this Agreement and to accept such employment, subject to the terms and provisions of this Agreement.

           NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive (individually a "Party" and together the "Parties") agree as follows:

           1. Effective Date. The "Effective Date" shall mean July 6, 2005.

           2. Employment Period. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company, subject to the terms and conditions of this Agreement, for a period commencing on the Effective Date until terminated in accordance with the provisions of
Section 4 herein.

           3. Terms of Employment.

                (a) Position and Duties. (i) During the Employment Period, the Executive shall serve as the Chief Executive Officer of the Company, with such duties and responsibilities as are commensurate with such position and usual and customary to such position. As Chief Executive Officer, Executive shall be the Senior Executive Officer of the Company and shall report only to the Board. Executive shall have the authority to make and implement all executive decisions for the Company (except decisions requiring Board approval) and shall have authority over and retain or dismiss all executive or operating officers of the Company. The Executive's principal office shall be at the Company's principal headquarters; provided, that the Executive may be required under reasonable business circumstances to travel outside of the applicable principal location of


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employment in connection with performing his duties under this Agreement and further provided that it is recognized and agreed that Executive currently maintains a residence in California and that he will not be required to relocate and that he will work from his residence rather than the principal office to the extent Executive and the Company deem reasonable. As used in this Agreement, the term "affiliate" of an entity shall include any entity controlled by, controlling, or under common control with such entity.

                (ii) The Executive is currently a member of the Board and will serve without compensation for such service while employed hereunder. In connection with each annual meeting of the Company's stockholders during the Employment Period, the Company will cause the Board's Corporate Governance and Nominating Committee to nominate Executive to serve as a member of the Board. Executive's service as a member of the Board will be subject to any required stockholder approval. Upon the termination of Executive's employment for any reason, Executive will be deemed to have resigned from the Board (and any boards of subsidiaries) voluntarily, without any further required action by the Executive, as of the end of the Executive's employment and Executive, at the Board's request, will execute any documents necessary to reflect his resignation.

                (iii) The Executive agrees that during the Employment Period, he shall devote all of his business time, energies and talents to serving as the Company's Chief Executive Officer and as a director on the Board and shall carefully, consciously, lawfully and faithfully perform his duties conscientiously and faithfully subject to the lawful directions of the Board, and in accordance with each of the Company's corporate governance and ethics guidelines, conflict of interests policies, and codes of conduct as adopted by the Board in writing (collectively, the "Company Policies"). Provided, however, that Executive need not dedicate or perform duties for any specific days, time periods or hours. During the Employment Period, it shall not be a violation of this Agreement for the Executive, subject to the requirements of Section 7, to
(A) serve on civic or charitable boards or committees, (B) deliver lectures or fulfill speaking engagements, (C) manage personal investments, so long as such activities do not interfere with the performance of the Executive's responsibilities as the Chief Executive Officer of the Company, as a director of the Company, or violate any Company Policies, (D) serve on industry associated boards, and (E) with the prior written approval of the Board, serve on one corporate board (it being agreed and approved by the Company that Executive may continue his service on the board of Argosy Gaming Company through September 1, 2005 without further approval).

                (iv) Other Entities. The Executive agrees to serve upon request, without additional compensation, as an officer and director for each of the Company's subsidiaries, partnerships, joint ventures, limited liability companies and other entities, which , in each case, are affiliates, including entities in which the Company has a significant investment (collectively, the Company and such entities, the "Affiliated Group"), if such service is required.

           (b) Compensation; Benefits.


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                (i) Base Salary. During the Employment Period, the Executive
shall receive an annualized base salary ("Annual Base Salary") of not less than $850,000.00, payable pursuant to the Company's normal payroll practices. During the Employment Period, the current Annual Base Salary shall be reviewed for increase at such time as the salaries of senior officers of the Company are reviewed generally, provided, that the Executive's first such review shall occur no earlier than calendar year 2006. Annual Base Salary shall only include the payments to Executive pursuant to this Section 3(b)(i) and shall not include any other payments to or on behalf of Executive, including those the benefits set forth in Sections 3(b)(ii) through (vii).

                (ii) 2005 Special Bonus. Executive shall be entitled to and receive a special bonus of $320,000 less applicable employee taxes, withholding, etc., payable in January 2006 if employed by the Company at January 1, 2006.

                (iii) Annual Bonus. In addition to the above, commencing in fiscal year 2006, the Executive shall be eligible to receive an annual cash bonus ("Annual Bonus") which may be calculated and paid quarterly or semi-annually based upon the achievement of reasonable objective performance targets that are established by the Compensation Committee of the Board (the "Committee") in consultation with the Executive, provided that the Executive's Annual Bonus for each year shall be equal to at least 75% of his Annual Base Salary if Executive meets the minimum targets set by the Committee (the "Target Bonus") with a maximum Annual Bonus of up to 175% of his Target Bonus if he meets the maximum targets set by the Committee (i.e. minimum annual target bonus: 75% of $850,000 = $637,500; maximum annual target bonus: 175% of $637,500
= $1,115,625). The actual earned Annual Bonus payable to Executive for any performance period over the minimum will depend upon the extent to which the applicable reasonable performance goals(s) specified by the Committee are achieved as determined by the Committee in consultation with the Executive.

                (iv) Long-Term Incentive Awards; Options. The Executive shall be eligible for grants of equity compensation awards or options under any long term incentive compensation arrangement or option plans adopted by the Company, or in effect from time to time. All grants of equity compensation awards or options shall be made in the reasonable discretion of the Committee based upon the performance of the Executive and the Company and the Company's compensation philosophy as set out in writing which shall not be altered retroactively.

                (v) Benefits. (a) During the Employment Period, the Executive shall be eligible for participation in and shall, unless he opts out, participate in the welfare (including medical/dental/eye and life and disability insurance), retirement, perquisite and fringe benefit, and other benefit plans, practices, policies and programs, as may be in effect from time to time, for senior executives of the Company generally, provided, that, any severance payments or benefits to be received under any severance benefit plans, practices, policies and programs shall be offset and reduced by any severance benefits or payments received under this Agreement.


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           (b) The Company shall also provide Executive and his immediate family members with health benefits equal to or greater than those currently provided to him and his family by his previous employer ("Replacement Health Benefits"). Those current benefits are full medical, dental and vision coverage for Executive and his wife through the age of 65 and for Executive's children through age 25, as long as the children remain full time students. Such Replacement Health Benefits shall be provided to the Executive by the pre-purchase of same in a manner and time acceptable to the Executive through a health benefits provider or insurer company acceptable to Executive and shall survive Executive's employment hereunder.

                (vi) Expenses. (a) During the Employment Period, the Executive shall be eligible for prompt reimbursement for business expenses reasonably incurred by the Executive in accordance with the policies of the Company, as applicable, as may be in effect from time to time for senior executives generally which shall include but not be limited to i) up to 12 first class round trip airfares for Executive's spouse to and from their home to any site where Company does business; ii) expenses associated with Executive's spouse's attendance at functions or affairs associated with Company's business when Executive reasonably deems such attendance to be in furtherance of the Company's business (which shall not diminish the number of airfares set forth above); iii) first class air and ground travel when traveling on Company business which shall include travel between the Company's offices and Employee's residence in California; iv) reimbursement for initiation fees in one country club located in the Atlantic County region; v) the costs associated with the rental of living accommodations for the use of Executive in the Atlantic County region which accommodation shall contain at least two bedrooms and which are acceptable to Executive; vi) all fees or expenses (including attorneys' fees) associated with negotiations or preparation of this Agreement, Executive's appointment to the Board or Boards, any subsequent agreements with the Company and licensing or qualification in any jurisdiction; vii) to the extent that Executive is charged with income or assessed taxes by any jurisdiction (federal or state) for any Expenses associated with his employment benefits and the Replacement Health Benefits, the Company shall annually add to his compensation a sum equal to the costs of all such taxes including any incremented tax on the added compensation; i.e. all of the above shall be "grossed up".

                (vii) Stock Grant. Executive shall upon execution of this agreement be awarded 100,000 shares of the common stock of the Company subject only to the restriction that 30% (30,000 shares) of the stock may not be sold, assigned, pledged or otherwise disposed of or encumbered by Executive until June 30, 2006 and 70% of the stock (70,000 shares) may not be sold, assigned, pledged or otherwise disposed of or encumbered until June 30, 2007 unless employment is terminated without cause or for Good Reason in which case the restrictions shall immediately expire and be void.

                (viii) Vacation. During the Employment Period, the Executive shall be eligible for paid vacation in accordance with the policies of the Company, as applicable, and as may be in effect from time to time for senior executives of the Company generally, but not less than three weeks in the first 12 month period commencing with the Effective Date, to be reviewed, but not decreased, upon the anniversary of the Effective Date.


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           4. Termination of Employment. (a) Death or Disability. The
Executive's employment shall terminate automatically upon the Executive's death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may provide the Executive with written notice in accordance with this Agreement of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), provided that, within the 30-day period after such receipt, the Executive shall not have returned to full time performance of the Executive's duties. For purposes of this Agreement, "Disability" shall mean the inability of the Executive to perform a material portion of his duties with the Company for 90 consecutive days or for 120 intermittent days in any one-year period as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a licensed physician selected by the Company or its insurers and reasonably acceptable to the Executive or the Executive's legal representative. If the Parties cannot agree on a licensed physician, each Party shall select a licensed physician and the two physicians shall select a third who shall be the approved licensed physician for this purpose.

           (b) Cause. Subject to Paragraph 4(a) above, which shall govern Death or Disability, the Company may terminate the Executive's employment during the Employment Period with or without Cause. For purposes of this Agreement, "Cause" shall mean:

                (i) the Executive's gross, willful and continued failure to substantially perform his duties under this Agreement, other than any such failure resulting from incapacity due to physical or mental illness, which failure has continued for a period of at least 30 days following delivery to the Executive of a written demand for substantial performance specifying the manner in which the Executive has failed to continually substantially perform; or

                (ii) the Executive's willful engagement in malfeasance, fraud, dishonesty or misconduct that causes any material injury to the business or reputation of the Company; or

                (iii) the Executive's conviction of, or plea of guilty or nolo contendere to any felony; or

                (iv) denial, revocation or non-renewal by any gaming regulatory agency with power to license casino businesses and jurisdiction over any of the company's casino businesses of any required license or qualification and the exhaustion of all appeals therefrom or, in the absence of an appeal, the exhaustion of any appeal period.


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A termination of employment of the Executive shall not be deemed to be for Cause unless there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board (not including the Executive) at a meeting of the Board properly called and held for such purpose and noticed to Employee at least 10 business days prior to the meeting, finding that the Executive has willfully engaged in the conduct described in one or more of the clauses of Section 4(b) above. The Executive shall be entitled to participate in the meeting directly and through counsel.

           (c) Good Reason. The executive's employment may be terminated by the Executive for Good Reason if (x) an event or circumstance set forth in the clauses of this Section 4(c) as set forth below shall have occurred and the Executive provides the Company with written notice thereof within 20 days after the Executive has knowledge of the occurrence or existence of such event or circumstance, which notice shall specifically identify the event or circumstance that the Executive believes constitutes Good Reason, (y) the Company fails to correct the circumstance or event so identified within 20 days after the receipt of such notice, and (z) the Executive resigns within 90 days after the date of delivery of the notice referred to in clause (x) above. For purposes of this Agreement, "Good Reason" shall mean, in the absence of the Executive's written consent (and except as required by applicable law and regulation (including stock exchange requirements and immigration policies) or in consequence of a prior termination or a Notice of Termination of the Executive's employment), the occurrence of any of the following:

                (i) a reduction by the Company in the Executive's Annual Base Salary or a reduction in the Executive's Target Bonus as a percentage of the Executive's Annual Base Salary or any other reduction in the Executive's compensation and Benefits as set out herein;

                (ii) the removal of the Executive by the Company from the position of Chief Executive Officer (other than pursuant to a termination of the Executive's employment for death, Disability or Cause);

                (iii) the Company permitting or authorizing any person or entity to act as an officer or employee or agent superior to Executive other than the Board or a duly constituted Board Committee;

                (iv) a material diminution in the Executive's authority, duties or responsibilities (other than as a result of the Executive's physical or mental incapacity which impairs his ability to materially perform his duties or responsibilities as confirmed by a doctor reasonably acceptable to the Executive or his representative and such diminution lasts only for so long as such doctor determines such incapacity impairs the Executive's ability to materially perform his duties or responsibilities) as Chief Executive Officer of the Company;


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                (v) the sale of or transfer of control over more than 50% of the undiluted common stock of the Company to or by any person or entity or affiliates of such person or entity or the sale of substantially all of the assets of the Company to a person or entity or affiliates of such person or entity not currently owing more than 50% of the undiluted common stock; or if at any time a majority of the Board consists of individuals other than Incumbent Members, (which term means the members of the Board on the Effective Date), provided that any person becoming a member of the Board after the Effective Date whose election or nomination was voted affirmatively by more than 50% of the Incumbent Members shall be considered to be an Incumbent Member .

           (d) Voluntary Termination. The Executive may voluntarily terminate his employment without Good Reason at any time (other than due to death, Disability or retirement), and such termination shall not be deemed to be a breach of this Agreement.

           (e) Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other Party hereto given in accordance with Section 9(b) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision of this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the fact and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall not be more than thirty days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

           (f) Date of Termination. "Date of Termination" means (i) if the Executive's employment is terminated by the Company for Cause or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein within 30 days of such notice, as the case may be, (ii) if the Executive's employment is terminated by the Company other than for Cause or Disability, or if the Executive voluntarily resigns without Good Reason, the date on which the terminating Party notifies the other Party of such termination, (iii) if the Executive's employment is terminated by reason of death, the date of death of the Executive, (iv) if the Executive's employment is terminated by the Company due to Disability, the Disability Effective Date.


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           (g) Resignation from All Positions. Notwithstanding any other provision of this Agreement, upon the termination of the Executive's employment for any reason, unless otherwise requested by the Board, the Executive shall immediately resign as of the Date of Termination from all positions that he holds or has ever held with the Company and any other member of the Affiliated Group (and with any other entities with respect to which the Company has requested the Executive to perform services), including, without limitation, the Board and all boards of directors of any member of the Affiliated Group. The Executive hereby agrees to execute any and all documentation to effectuate such resignations upon request by the Company, but he shall be treated for all purposes as having so resigned upon termination of his employment, regardless of when or whether he executes any such documentation.

           5. Obligations of the Company upon Termination.

           (a) Good Reason; Other Than for Cause. If, (1) the Company shall terminate the Executive's employment other than for Cause, death or Disability, or (2) the Executive shall terminate employment for Good Reason:

                (i) the Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts:

                     A. the sum of (1) the Executive's accrued but unpaid Annual Base Salary and any accrued but unused vacation pay through the Date of Termination, (2) the Executive's expenses that are reimbursable hereunder but have not been reimbursed by the Company as of the Date of Termination including reasonable expenses associated with the termination and Executive's return to his home, all "grossed up" as provided in Section (3)(b)(vi), (3) the Executive's Annual Bonus for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs if such bonus has been determined but not paid as of the Date of Termination and that portion of the Annual Bonus to which Executive would be entitled for the fiscal year of termination prorated for that portion of the fiscal year that Executive was employed (at such time such Annual Bonus would otherwise have been paid), and the 2005 Special Bonus if not theretofore paid; and

                     B. a lump sum amount equal to the current year's Base Salary and the previous year's Annual Bonus or the 2005 Special Bonus, whichever is greater; and

                (ii) to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement (other than any severance plan, program, policy or practice or contract or agreement) of the Company and its affiliates (such amounts and benefits, the "Other Benefits") in accordance with the terms and normal procedures of each such plan, program, policy or practice, based on accrued benefits through the Date of Termination; and


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                (iii) all unvested Options shall vest; and

                (iv) any remaining restrictions on any stock granted to the Executive shall immediately expire and be void.

Except with respect to payments and benefits under Section 5(a)(i)(A) and 5(a)iii, all payments and benefits to be provided under this Section 5(a) shall be subject to the Executive's execution and non-revocation of an effective release in favor of the Affiliated Group and its officers, directors, and employees, in a form reasonably acceptable to the Company and the Executive.

           (b) Cause; Other than for Good Reason. If the Executive's employment shall be terminated for Cause or the Executive terminates his employment without Good Reason, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay or provide to the Executive an amount equal to the amount set forth in clauses (1), (2), and (except in the event of a termination by the Company for Cause), (3) of Section 5(a)(i)(A) above, and the timely payment or provision of the Other Benefits.

           (c) Death. If the Executive's employment is terminated by reason of the Executive's death during the Employment Period, this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement, other than the obligation to pay or provide to the Executive's beneficiaries an amount equal to the amount set forth in clauses
(1), (2) and (3) of Section 5(a)(i)(A) and 5(a)(iii) above and the timely payment or provision of other benefits as applicable, and the release of any remaining restrictions on the sale of the stock granted to Executive.

           (d) Disability. If the Executive's employment is terminated by reasons of the Executive's Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than the obligation to pay or provide to the Executive an amount equal to the amount set forth in clauses (1), (2) and (3) of Section 5(a)(i)(A) and 5(a)(iii) above and the timely payment or provision of Other Benefits, including any applicable disability benefits, and the release of any remaining restrictions on the sale of the stock granted to Executive.

           6. Full Settlement. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable or accrued to the Executive under any of the provisions of this Agreement and such amounts and accruals shall not be reduced as a result of a mitigation duty whether or not the Executive obtains other employment.

           7. Covenants.

           (a) Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Affiliated Group, all secret or confidential information, knowledge or data relating to the Affiliated Group and its businesses (including, without limitation, any proprietary and not publicly available information concerning any processes, methods, trade secrets, research or secret data, costs, names of users or purchasers of their respective products


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or services, business methods, operating procedures or programs or methods of promotion and sale marketing strategies, customer lists) that the Executive obtains during the Executive's employment by the Affiliated Group that is not public knowledge (other than as a result of the Executive's violation of this Section 7(a)) ("Confidential Information"). The Executive shall not communicate, divulge or disseminate Confidential Information at any time during or after the Executive's employment with the Affiliated Group, except with the prior written consent of the Company, or as otherwise required by law or legal process or as such disclosure or use may be required in the course of the Executive performing his duties and responsibilities as the Chief Executive Officer and a director. Notwithstanding the foregoing provisions, if the Executive is required to disclose any such confidential or proprietary information pursuant to applicable law or a subpoena or court order, the Executive shall promptly notify the Company in writing of any such requirement so that the Company or the appropriate member of the Affiliated Group may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions hereof. The Executive shall reasonably cooperate with the Affiliated Group to obtain such a protective order or other remedy. If such order or other remedy is not obtained prior to the time the Executive is required to make the disclosure, or the Company waives compliance with the provisions hereof, the Executive shall disclose only that portion of the confidential or proprietary information which he is advised by counsel in writing (either his or the Company's) that he is legally required to so disclose. Upon his termination of employment with the Affiliated Group for any reason, the Executive shall promptly return to the Company all records, files, memoranda, correspondence, notebooks, notes, reports, customer lists, drawings, plans, documents, and other documents and the like relating to the business of the Affiliated Group or that the Executive uses, prepares, or comes into contact with during the course of the Executive's employment with the Affiliated Group, and all keys, credit cards and passes, and such materials shall remain the sole property of the Company and/or the Affiliated Group, as applicable. The Executive agrees to execute any standard-form confidentiality agreements with the Company that the Company in the future generally enters into with its senior executives. The Executive agrees to represent in writing to the Company upon termination of employment that he has complied with the foregoing provisions of this Section 7(a).

           (b) Work Product and Inventions. The Company and/or its nominees or assigns shall own all right, title and interest in and to any and all inventions, ideas, trade secrets, technology, devices, discoveries, improvements, processes, developments, designs, know how, show-how, data, computer programs, algorithms, formulae, works of authorship, works modifications, trademarks, trade names, documentation, techniques, designs, methods, trade secrets, technical specifications, technical data, concepts, expressions, patents, patent rights, copyrights, moral rights, and all other intellectual property rights or other developments whatsoever (collectively, "Developments"), whether or not patentable, reduced to practice or registrable under patent, copyright, trademark or other intellectual property law anywhere


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in the world, made, authored, discovered, reduced to practice, conceived, created, developed or otherwise obtained by the Executive (alone or jointly with others) during the Executive's employment with the Affiliated Group, and arising from or relating to such employment or the business of the Company or of other member of the Affiliated Group (whether during business hours or otherwise, and whether on the premises of using the facilities or materials of the Company or of other members of the Affiliated Group or otherwise). The Executive shall promptly and fully disclose to the Company and to no one else all Developments, and hereby assigns to the Company without further compensation all right, title and interest the Executive has or may have in any Developments, and all patents, copyrights, or other intellectual property rights relating thereto, and agrees that the Executive has not acquired and shall not acquire any rights during the course of his employment with the Affiliated Group or thereafter with respect to any Developments.

           (c) Non-Recruitment of Affiliated Group Employees. The Executive shall not, at any time during the Restricted Period (as defined in this Section
(c)), other than in the ordinary exercise of his duties while serving as Chief Executive Officer, without the prior written consent of the Company, directly or indirectly, solicit or recruit, (whether as an employee, officer, agent, consultant or independent contractor) any person who is or was at any time during the previous 12 months, an employee, representative, officer or director of any member of the Affiliated Group. Further, during the Restricted Period, the Executive shall not take any action that could reasonably be expected to have the effect of directly encouraging or inducing any person to cease his/her relationship with any member of the Affiliated Group for any reason. This Section (c) shall not apply to (i) recruitment of employees for the Affiliated Group, or (ii) the Executive's personal administrative staff who perform secretarial-type functions. Additionally, a general employment advertisement by an entity of which the Executive is a part will not constitute solicitation or recruitment. The "Restricted Period" shall mean the period from the Effective Date through the second anniversary of the Executive's termination of employment with the Affiliated Group.

           (d) No Competition or Solicitation of Business. During the Restricted Period, the Executive shall not, anywhere the Company operates or is in active negotiations to operate at the time of termination, either directly or indirectly, compete with the business of the Company by (i) becoming an officer, agent, employee, partner or director of any other corporation, partnership or other entity, or otherwise render services to or assist or hold an interest (except as a less than one percent (1%) shareholder of a publicly-traded corporation or as a less than three percent (3%) shareholder of a corporation that is not publicly traded) in any Competitive Business (as defined below), or
(ii) soliciting or servicing the business of (a) any active customer of any member of the Affiliated Group, or (B) any person or entity who is or was at any time during the previous twelve (12) months a customer of any member of the Affiliated Group, provided that such business is competitive with any significant business of any member of the Affiliated Group. "Competitive Business" shall mean any person or entity (including any joint venture, partnership, firm, corporation, or limited liability company) that engages in any principal or significant business of the company or any of its subsidiaries as of the Date of Termination (or any material or significant business being actively pursued as of the Date of Termination that the Company or any of its subsidiaries enter during the Restricted Period).



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           (e) Assistance. The Executive agrees that during and after his employment by the Company, upon request by the Company, the Executive will assist the Affiliated Group in the defense of any claims, or potential claims that may be made or threatened to be made against any member of the Affiliated Group in any action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (a "Proceeding"), and will assist the Affiliated Group in the prosecution of any claims that may be made by any member of the Affiliated Group in any Proceeding, to the extent that such claims may relate to the Executive's employment or the period of the Executive's employment by the Company. The Executive agrees, unless precluded by law, to promptly inform the company if the Executive is asked to participate (or otherwise become involved) in any Proceeding involving such claims or potential claims. The Executive also agrees, unless precluded by law, to promptly inform the Company if the Executive is asked to assist in any investigation (whether governmental or otherwise) of any member of the Affiliated Group (or their actions), regardless of whether a lawsuit has been filed against any member of the Affiliated Group with respect to such investigation. The Company agrees to reimburse the Executive for all of the Executive's reasonable out-of-pocket expenses associated with such assistance, including travel expenses and any attorneys' fees and shall pay a reasonable per diem fee for the Executive's service. In addition, the Executive agrees to provide such services as are reasonably requested by the Company to assist any successor to the Executive in the transition of duties and responsibilities to such successor. Any services or assistance contemplated in this Section 7(e) shall be at mutually agreed upon and convenient times and compensated.

           (f) No Publicity Rights; Non-Disparagement. (a) During the period of employment with the Company and thereafter, except as authorized by the Company or as you in good faith determine is appropriate in the performance of your duties hereunder, you shall not (i) give any interviews or speeches, or (ii) prepare or assist any third party in the preparation of any books, articles, television or motion picture productions or any other creations, in either case, concerning the Company or any of its affiliates or any of their officers, directors, agents, employees, suppliers, customers or owners. (b) During the period of employment with the Company and thereafter, you agree not to make any public statement that is intended to or could reasonably be expected to disparage the Company or any of its affiliates or any of their officers, directors, agents, employees, suppliers, customers or owners.

           (g) Remedies. The Executive acknowledges and agrees that the terms of this Section 7: (i) are reasonable in geographic and temporal scope, (ii) are necessary to protect legitimate proprietary and business interests of the Company in, inter alia, customer relationships and confidential information. The Executive further acknowledges and agrees that (x) the Executive's breach of the provisions of Section 7 will cause the Company irreparable harm, which cannot be adequately compensated by money damages, and (y) if the Company elects to prevent the Executive from breaching such provisions by obtaining an injunction against the Executive, there is a reasonable probability of the Company's


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
eventual success on the merits. The Executive consents and agrees that if the Executive commits any such breach or threatens to commit any breach, the Company shall be entitled to temporary and permanent injunctive relief from a court of competent jurisdiction, in addition to, and not in lieu of, such other remedies as may be available to the Company for such breach, including the recovery of money damages. The Parties further acknowledge and agree that the provisions of this Section 7 are accurate and necessary. If any of the provisions of Section 7 is determined to be wholly or partially unenforceable, the Executive hereby agrees that this Agreement or any provision hereof may be reformed so that it is enforceable to the maximum extent permitted by law. If any of the provisions of this Section 7 is determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any diminish the Company's right to enforce any such covenant in any other jurisdiction.

           8. Successors.

           (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives. This Agreement shall inure to the benefits of and be binding upon the Company and its successors and assigns.

           (b) The Company shall cause any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all or a substantial portion of its business and/or assets to assume expressly and agree to perform this Agreement immediately upon such succession in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

           9. Miscellaneous/Indemnification.

           (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without reference to principles of conflict of laws. The Parties hereto irrevocably agree to submit to the jurisdiction and venue of the courts of the State of New Jersey, in any action or proceeding brought with respect to or in connection with this Agreement. The captions of this Agreement are not part of the provisions hereof and shall have no force and effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the Parties hereto or their respective successors and legal representatives.

           (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other Party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

           If to the Executive:

           At the most recent address on file for the Executive at the Company. With a copy to:

           John M. Donnelly, Esq.
           Levine, Staller, Sklar, Chan & Donnelly
           3030 Atlantic Avenue
           Atlantic City, NJ 08401

           If to the Company:

           Donald J. Trump, Chairman of the Board
           Trump Entertainment Resorts, Inc.
           Trump Organization
           725 Fifth Avenue
           New York, NY 10022

           With a copy to:

           Robert M. Pickus
           Executive Vice President and General Counsel
           Trump Entertainment Resorts, Inc.
           1000 Boardwalk
           Atlantic City, NJ 08401

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

           (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

           (d) Notwithstanding any other provision of this Agreement, the Company may withhold from any amounts payable or benefits provided under this Agreement any Federal, state, and local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

           (e) The failure of the Executive of the Company to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive of the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

           (f) From and after the Effective Date, this Agreement shall supersede any other employment agreement or understanding between the Parties with respect to the subject matter hereof (it being understood that this Agreement in no way supersedes any agreements executed pursuant to Section 7(a)).

           (g) This Agreement may be executed by facsimile and in counterparts.

           (h) The Company shall and hereby does indemnify, defend and hold Executive harmless, including the payment of reasonable attorney fees, if the Company does not directly provide your defense, from and against any and all claims made by anyone, including, but not limited to, a corporate entity, company, other employee, agent, patron or member of the general public with respect to any claim which asserts as a basis, any facts, omissions or other circumstances involving the performance of Executive's employment duties hereunder unless such claim is based upon Executive's gross negligence or any willful and/or wanton act.

           10. Executive's Representations. The Executive hereby represents and warrants to the Company that the Executive is not party to any contract, understanding, agreement or policy, whether or not written, with his current employer (or any other previous employer) or otherwise, that would be breached by the Executive's entering into, or performing services under, this Agreement. The Executive further represents that he has disclosed to the Company in writing all material threatened, pending, or actual claims that are unresolved and still outstanding as of the Effective Date, in each case, against the Executive of which he is aware, if any, as a result of his employment with his current employer (or any other previous employer) or his membership on any boards of directors. The Executive further represents that he will obtain and maintain in good standing, his gaming license in all jurisdictions where required by law.

           IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name and on its behalf, all as of the day and year first above written.



                                         /s/ James B. Perry
                                         ---------------------------------------
                                         JAMES B. PERRY


                                         TRUMP ENTERTAINMENT
                                         RESORTS, INC.
                                         TRUMP ENTERTAINMENT
                                         RESORTS HOLDINGS, L.P.
                                         By: Trump Entertainment Resorts, Inc.
                                              General Partner


                                         By: /s/ Robert M. Pickus
                                            ------------------------------------
                                            ROBERT M. PICKUS
                                            Executive Vice President





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